Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER RESULTS

NEW HAVEN, Conn. (November 6, 2009) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and nine months ended September 30, 2009. For the third quarter of 2009, the Company reported a net loss of $6.4 million, compared with a net loss of $6.7 million for the same period last year. Cash, cash equivalents and marketable securities as of September 30, 2009 were $15.3 million.

“In September, we announced completion of the phase 1a segment of our on-going clinical trial with ACH-1625, our protease inhibitor for the treatment of hepatitis C virus (HCV) infection. We were pleased to announce that ACH-1625 was shown to be safe and well tolerated in both single-ascending and multiple-ascending dose segments,” said Michael Kishbauch, President and CEO of Achillion. “We are currently completing the phase 1b segment of this trial in patients infected with HCV and plan to announce efficacy results in the first quarter 2010. We look forward to obtaining proof-of-concept data in this important therapeutic area.”

“Based on the safety and tolerability data we have seen to date in clinical studies of ACH-1625, and its potential for convenient once-daily dosing, we would expect that positive efficacy data from the ongoing phase 1b clinical trial could make ACH-1625 an attractive candidate for fixed dose combinations of direct acting antivirals and an important future treatment option for HCV patients. Coupled with progress in our other two HCV programs, we believe we are at a pivotal point in the development of our pipeline,” he added.

Third Quarter Results

For the three months ended September 30, 2009, the Company reported a net loss of $6.4 million, compared with a net loss of $6.7 million for the three months ended September 30, 2008. Total revenues were negative $54,000 for the third quarter of 2009, compared with $25,000 for the third quarter of 2008. Revenues relate to the Company’s collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C. Revenues decreased and were negative as the result of an excess of payments made to Gilead over amounts received from Gilead, as the collaboration provides for an equal sharing of externally incurred costs. In addition, during the quarter, Achillion did not recognize any revenue related to amortization of its up-front, milestone and FTE payments previously received under the agreement, as at this time the collaboration does not have a lead compound upon which it can accurately estimate its future performance obligations.

Research and development expenses were $4.5 million in the third quarter of 2009, compared with $5.0 million for the same period of 2008. The decline in research and development expenses is related to a decrease in outsourced research costs, specifically related to clinical trial costs for elvucitabine and preclinical trial costs for ACH-1625 and ACH-702, each of which is now completed but which were ongoing in 2008. Such decreases were partially offset by clinical trial costs for ACH-1625.

For the three months ended September 30, 2009, general and administrative expenses were $1.5 million, essentially equal to the $1.6 million incurring during the same period in 2008.

In addition, the Company incurred $332,000 in restructuring costs during the third quarter of 2009 related to a reduction in workforce that took place in July. Non-cash stock compensation expense totaled $479,000 for the third quarter of 2009, and is included in both research and development and general and administrative expenses, and compares with $606,000 of non-cash stock compensation expense in the third quarter of 2008.

Cash, cash equivalents and marketable securities as of September 30, 2009 were $15.3 million. This does not include any amounts associated with the stand-by equity distribution agreement entered into on July 1, 2009, which to date has not been utilized by the Company.

Nine Month Results

For the nine months ended September 30, 2009, the Company reported a net loss of $19.2 million, compared with a net loss of $19.5 million in the same period in 2008. Total revenues for the first nine months of 2009 were negative $355,000, compared with $1.1 million in the prior year period. Revenues decreased primarily as a result of not amortizing upfront, milestone and FTE payments made to Achillion by Gilead.

For the nine months ended September 30, 2009, research and development expenses totaled $13.7 million, compared with $15.5 million during the same period in 2008. Research and development expenses decreased primarily as the result of lower outsourced research costs, including those costs noted above, as well as expenses related to a collaboration with FOB Synthesis, which was not continued in 2009, offset by costs related to initiating clinical testing of ACH-1625. General and administrative expenses were $4.7 million for the nine months ended September 30, 2009, compared with $4.9 million in the same period in 2008.

Non-cash stock compensation expense totaled $1.5 million for the nine months ended September 30, 2009, and is included in both research and development and general and administrative expenses, and compares with non-cash stock compensation expense of $1.7 million for the first nine months of 2008

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding the timing and duration of clinical trials, the

Company’s expectations regarding the release of data from ongoing clinical trials, the Company’s performance under its collaboration agreement, the Company’s ability to raise additional funding and the expected benefits of the Company’s expense reductions. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Achillion’s ability to attract and develop potential collaboration relationships; unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:	Investors:

Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

– Financial tables follow –

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$(54)	$25	$(355)	$1,050

Operating expenses:
Research and development	4,479	5,016	13,684	15,496
General and administrative	1,459	1,614	4,660	4,911
Restructuring charges	332	—	332	—

Total operating expenses	6,270	6,630	18,676	20,407

Loss from operations	(6,324)	(6,605)	(19,031)	(19,357)

Other income (expense):
Interest income	21	159	170	612
Interest expense	(124)	(269)	(451)	(828)

Net loss before tax benefits	(6,427)	(6,715)	(19,312)	(19,573)

Tax benefit	36	50	106	122

Net loss	$(6,391)	$(6,665)	$(19,206)	$(19,451)

Net loss per share - basic and diluted	$(0.24)	$(0.31)	$(0.73)	$(1.11)

Weighted average shares outstanding - basic and diluted	26,655	21,432	26,492	17,586

Balance Sheets

(Unaudited, in thousands)

	September 30, 2009	December 31, 2008
Cash and cash equivalents and marketable securities	$15,292	$35,357
Working capital	8,300	24,359
Total assets	17,373	38,561
Long-term liabilities	2,489	1,361
Total liabilities	10,159	13,540
Total stockholders’ equity	7,214	25,021